EXHIBIT (a)(1)(v)

NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

«FULL NAME»

If you previously elected to reject Thomson’s offer to exchange options, and you would like to change your election and accept this offer, you must sign this Notice and execute a new Election Form and return both documents before 7:00 p.m. Paris Time (1:00 p.m. U.S. Eastern Standard Time), on November 23, 2004, unless the offer is extended, using the enclosed envelope and via Federal Express, DHL or another courier service (at the Company’s expense), to:

Thomson

Bella Jacquet

46 quai A. Le Gallo

92648 Boulogne Cedex

France

For additional information or assistance, please contact the following:

•	For North and South America: Chris O’Bryhim (+1 317 587 3766)

•	For Asia: Chew Swee Chiang (+852 2686 0378)

•	For Europe: Laurent Fenart (+33 1 41 86 68 65)

or, if he or she is unavailable, contact either Bella Jacquet at +33 1 4186 5203 or Dominique Michal at +1 818 260 3864, or send an e-mail to stockopadmin@thomson.net.

To Thomson:

I signed and returned the Election Form, in which I elected to reject Thomson’s New Options that I have been conditionally granted. I now wish to change that election and accept the offer. I understand that by signing this Notice, signing a new Election Form and delivering both documents to Thomson, c/o Bella Jacquet at the above address, I will be able to withdraw my rejection and accept the offer to exchange options instead. I have read, understand and agree to all of the terms and conditions of this offer.

I understand that in order to accept the offer, I must sign and deliver this Notice and a new Election Form to Thomson, c/o Bella Jacquet at the above address before 7:00 p.m. Paris Time (1:00 p.m. U.S. Eastern Standard Time), on November 23, 2004, or if Thomson extends the deadline to exchange options, before the extended expiration of the offer.

I further understand that Thomson will not accept any conditional or partial returns of options. I have completed and signed the following exactly as my name appears on my original Election Form.

I hereby accept the New Options (Table 2) above that I have been granted and hereby agree to the immediate cancellation of all my Existing Options (Table 1) and relinquish all my rights under all my Existing Options.

☒
Signature

Date: , 2004

Name:

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